Exhibit 10.3

ADMINISTRATIVE SERVICES AGREEMENT

THIS AGREEMENT made effective the 26th day of February 2013 (this “Agreement”), by and between KNOT OFFSHORE PARTNERS LP, a limited partnership duly organized and existing under the laws of the Republic of The Marshall Islands (the “Partnership”), KNOT OFFSHORE PARTNERS UK LLC, a company duly organized and existing under the laws of the Republic of The Marshall Islands (“KNOT UK”), KNUTSEN OAS (UK) LTD., a company limited by shares registered in England and Wales with company number 3765737 (“KOAS UK”), and KNUTSEN OAS SHIPPING AS, a Norwegian private limited liability company (“KOAS”), each a “Party” and collectively, the “Parties”.

WHEREAS:

A.	The Partnership, a limited partnership whose common units representing limited partner interests in the Partnership will be listed and will trade on the New York Stock Exchange, owns interests in shuttle tankers and requires certain management and administrative support services in connection with the operation of such vessels;

B.	KNOT UK is a wholly-owned subsidiary of the Partnership;

C.	The Partnership wishes to engage KNOT UK to provide, or procure the provision of, management and administrative support services to the Partnership on the terms set out herein; and

D.	KNOT UK may, from time to time, and in its sole discretion, subcontract such administrative support services to KOAS and KOAS UK.

IT IS HEREBY AGREED AS FOLLOWS:

Section 1. Definitions. In this Agreement, the term:

“Administrative Services” means the services described in Schedule A to this Agreement;

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement;

“Board” means the Board of Directors of the Partnership;

“Change of Control” means with respect to any entity, an event in which securities of any class entitling the holders thereof to elect a majority of the members of the board of directors or other similar governing body of the entity are acquired, directly or indirectly, by a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Securities Exchange Act of 1934, as amended), who did not immediately before such acquisition own securities of the entity entitling such person or group to elect such majority (and for the purpose of this definition, any such securities held by another person who is related to such person shall be deemed to be owned by such person);

“Costs and Expenses” has the meaning set forth in Section 7(a) of this Agreement;

“Closing Date” means the closing date of the initial public offering of the Partnership;

“General Partner” means KNOT Offshore Partners GP LLC, a limited liability company duly organized and existing under the laws of the Republic of The Marshall Islands and the general partner of the Partnership;

“KNOT UK” has the meaning in the introductory paragraph of this Agreement;

“KOAS” has the meaning in the introductory paragraph of this Agreement;

“KOAS UK” has the meaning in the introductory paragraph of this Agreement;

“LIBOR” means the London Interbank Offered Rate;

“Limited Partnership Agreement” means the first amended and restated agreement of limited partnership of the Partnership, dated as of the Closing Date, as from time to time amended;

“Management Services” means the performance by the Managers of certain executive officer functions for and on behalf of the Partnership and the oversight by the Managers of the day-to-day management of the Partnership;

“Managers” has the meaning set forth in Section 4(a) of this Agreement;

“Officers” has the meaning given to such term in the Limited Partnership Agreement;

“Partnership” has the meaning in the introductory paragraph of this Agreement;

“Partnership Group” means the Partnership, General Partner and subsidiaries of the Partnership;

“Party” or “Parties” has the meaning in the introductory paragraph of this Agreement;

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or governmental authority;

“Service Fee” has the meaning set forth in Section 7(b) of this Agreement;

“Services” means the Administrative Services and the Management Services;

“Subcontractors” means KOAS UK and KOAS; and

“Unitholders” means holders of common units representing limited partnership interests in the Partnership.

“VAT” means value added, goods, sales or any similar tax.

Section 2. General. KNOT UK shall provide, or procure the provision of, the Services as directed by the Partnership (acting reasonably) and subject to the supervision of the Board. KNOT UK may not subcontract all or part of the Services, save that it may subcontract all or such portion of the Administrative Services as it deems advisable or appropriate in its sole discretion (a) to the Subcontractors and (b) with the prior written consent of the Partnership, to any other person. Notwithstanding any such subcontracting, KNOT UK shall remain responsible and primarily liable for the provision of the Services. For the avoidance of doubt, KNOT UK shall not take any decisions relating to the business strategy of the Partnership.

Section 3. Subcontracting. If KNOT UK and either of the Subcontractors agree that a Subcontractor shall perform all or part of the Administrative Services, the terms of such subcontracting arrangement shall be as follows:

(a) the Subcontractor shall comply with the covenants set out in Section 4, Section 5 and Section 13;

(b) KNOT UK shall reimburse the Subcontractor on a monthly basis in arrears for all costs and expenses reasonably incurred by the Subcontractor (the “Subcontractor Costs and Expenses”) in connection with the provision of the Administrative Services for the preceding month; and

(c) KNOT UK shall pay to the Subcontractor on a monthly basis in arrears a services fee equal to 5% of the Subcontractor Costs and Expenses for the preceding month (the “Subcontractor Service Fee”).

(d) Within 20 days after the end of each calendar month, the Subcontractor shall submit to KNOT UK for payment an invoice covering any Subcontractor Service Fee and any Subcontractor Costs and Expenses. Each invoice will contain such supporting detail as may be reasonably required to validate such amounts due.

(e) KNOT UK shall make payment owed pursuant to this Section 3 within 45 days of the date of each invoice (any such day on which a payment is due, a “Subcontractor Due Date”). All invoices for Subcontractor Service Fees and Subcontractor Costs and Expenses shall be submitted in and paid in U.S. Dollars. All amounts not paid within 10 days after the Subcontractor Due Date shall bear interest at the rate of 3.00% per annum above the six month US$ LIBOR rate as at the Subcontractor Due Date from such Subcontractor Due Date until the date payment is received in full by the Subcontractor.

Section 4. Covenants. During the term of this Agreement, KNOT UK shall:

(a) cause those of its officers set forth on Schedule B to this Agreement and any other of its officers or employees as the Board may from time to time reasonably request (collectively, the “Managers”) to perform the Management Services;

(b) procure that the Managers shall perform the Management Services to the same level of skill and care as would be required of them by applicable law and the terms of the Limited Partnership Agreement if they were Officers (as such term is defined in the Limited Partnership Agreement) of the Partnership;

(c) perform, or procure the performance of, the Administrative Services in a diligent manner;

(d) retain, or procure at all times the retention by any person to whom performance of the Services is subcontracted from time to time of, sufficiently qualified staff to provide the Services;

(e) keep, and procure the keeping by any person to whom performance of the Services is subcontracted of, full and proper books, records and accounts showing clearly all transactions relating to the provision of the Services in accordance with established general commercial practices and in accordance with U.S. generally accepted accounting principles, and provide or procure access to the Partnership and its representatives to audit and examine such books, records and accounts at any time during customary business hours; and

(f) comply, and procure the compliance by any person to whom performance of the Services is subcontracted, with all laws and regulations applicable to the Parties, including, but not limited to, the U.S. Foreign Corrupt Practices Act 1977 and the U.K. Bribery Act 2010 and any other anti-corruption legislation.

Section 5. Exclusivity. KNOT UK and its employees shall not, without the prior written consent of the Partnership (not to be unreasonably withheld or delayed), provide services of a nature similar to the Services to any other Person.

Section 6. Confidential Information. KNOT UK shall, and shall procure that any person to whom performance of any of the Services is subcontracted shall, keep confidential, all information it has acquired or developed in the course of providing the Services.

Section 7. Compensation of KNOT UK. In consideration for KNOT UK providing, or procuring the provision of, the Services, the Partnership shall:

(a) reimburse KNOT UK on a monthly basis in arrears for all costs and expenses reasonably incurred by KNOT UK or by any subcontractors to whom performance of the Services is subcontracted (the “Costs and Expenses”) in connection with the provision of the Management Services and the Administrative Services for the preceding month; and

(b) shall pay to KNOT UK on a monthly basis in arrears a services fee equal to 5% of the Costs and Expenses for the preceding month (the “Service Fee”).

Within 30 days after the end of each calendar month, KNOT UK shall submit to the Partnership for payment an invoice covering any Service Fee and the Costs and Expenses. Each invoice will contain such supporting detail as may be reasonably required to validate such amounts due.

The Partnership shall make payment owed pursuant to this Section 7 within 30 days of the date of each invoice (any such day on which a payment is due, the “Due Date”). All invoices for Management Services and Administrative Services shall be submitted and paid in U.S. Dollars. All amounts not paid within 10 days after the Due Date shall bear interest at the rate of 3.00% per annum above the six month US$ LIBOR rate as at the Due Date from such Due Date until the date payment is received in full by KNOT UK.

Section 8. VAT.

(a) All amounts payable under this Agreement are deemed to be exclusive of VAT, which shall be payable upon receipt of a valid VAT invoice,

(b) Where this Agreement requires one party to reimburse another for any costs or expenses, the payer shall, at the same time, pay the payee all VAT incurred by the payee in respect of those costs or expenses. The amount payable shall be the amount that the payee reasonably determines is the amount that neither it, nor any other member of any group of which it is a member for VAT purposes, is entitled to recover from the relevant tax authority in respect of the VAT.

Section 9. General Relationship Between the Parties. KNOT UK, and any subcontractors, shall perform the Services as independent contractors and the Parties to this Agreement do not intend, and nothing herein shall be interpreted so as, to create a partnership or joint venture relationship or agency relationship between KNOT UK and any one or more of the Partnership, General Partner or any other member of the Partnership Group. Nothing in this Agreement shall create any employment relationship between the Partnership, on the one hand, and the Managers or any other person performing the Services, on the other.

Section 10. Indemnity. The Partnership shall indemnify and hold harmless any person to whom provision of the Services is subcontracted in accordance with the terms of this Agreement (including the Subcontractors) and their officers, employees and agents against all actions, proceedings, claims, demands or liabilities that may be brought against them due to the performance of the Services, including, without limitation, all actions, proceedings, claims, demands or liabilities brought under the environmental laws of any jurisdiction, and against and in respect of all costs and expenses (including legal costs and expenses on a full indemnity basis) they may suffer or incur due to defending or settling same, provided, however, that such indemnity shall exclude any or all losses, actions, proceedings, claims, demands, costs, damages, expenses and liabilities whatsoever to the extent that they are caused by or due to the fraud, willful misconduct or gross negligence of such subcontractor or its officers, employees or agents. Any such subcontractor and each of its officers, employees and agents may enforce the provisions of this Section 10 in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

Section 11. Term and Termination. This Agreement shall terminate on the fifth anniversary of the date at the head of this Agreement or if terminated:

(a) by the Board upon 90 days’ written notice for any reason in its sole discretion; or

(b) by KNOT UK upon 90 days’ written notice if:

(i) there is a Change of Control of the Partnership or General Partner;

(ii) a receiver is appointed for all or substantially all of the property of the Partnership;

(iii) an order is made to wind up the Partnership;

(iv) a final judgment, order or decree that materially and adversely affects the ability of the Partnership to perform under this Agreement shall have been obtained or entered against the Partnership, and such judgment, order or decree shall not have been vacated, discharged or stayed; or

(v) The Partnership makes a general assignment for the benefit of its creditors, files a petition in bankruptcy or for liquidation, is adjudged insolvent or bankrupt, commences any proceeding for a reorganization or arrangement of debts, dissolution or liquidation under any law or statute or of any jurisdiction applicable thereto or if any such proceeding shall be commenced.

Notwithstanding the foregoing, the arrangement with respect to the provision of the Management Services by any or all of the Managers may be terminated at any time with respect to any or all of such Managers by the Board in its sole discretion. Such Management Services shall terminate immediately upon delivery by the Board of written notice to KNOT UK. The termination of the Management Services with respect to any or all of the Managers shall not constitute a termination of the other provisions of this Agreement.

Any termination of this Agreement shall be without prejudice to any accrued rights and liabilities of any Party subsisting as at the date of termination. Notwithstanding the termination of this Agreement, the provisions of Section 6, Section 10, Section 11, Section 12, Section 13, Section 14, Section 15, Section 16, Section 18, Section 19 and Section 20 shall remain in force and binding on the Parties.

Section 12. Costs and Expenses Upon Termination. Upon termination of this Agreement and/or the Management Services in accordance with Section 11 hereof, the Partnership shall be obligated to pay any and all amounts payable pursuant to Section 7 hereof for the applicable Services provided prior to the time of termination.

Section 13. Surrender of Books and Records. Upon termination of this Agreement, KNOT UK shall forthwith surrender to the Partnership, or procure the surrender to the Partnership of, any and all books, records, documents and other property relating to this Agreement and to the business, finance, technology, trademarks or affairs of the Partnership and any member of the Partnership Group and, except as required by law, shall not retain any copies of same.

Section 14. Entire Agreement. This Agreement forms the entire agreement between the Parties with respect to the subject matter hereof and supersedes and replaces all previous agreements, written or oral, with respect to the subject matter hereof.

Section 15. Severability. If any provision herein is held to be void or unenforceable, the validity and enforceability of the remaining provisions herein shall remain unaffected and enforceable.

Section 16. Law and Arbitration. This Agreement (including the agreement as to arbitration contained herein) and any dispute or claim arising out of or in connection with it (including disputes as to regarding its existence, validity or termination) or its subject matter or formation (including non-contractual disputes or claims) (a “Dispute”) shall be governed by, and construed in accordance with, the substantive laws of England and Wales without reference to any choice of law principle that would result in the application of any other law.

The Parties specifically acknowledge that the terms of this Agreement represent their sole and express intent, to the exclusion of any other intent, and they specifically disclaim the application of any provision of the applicable law, legal doctrine, or principle that would permit variance or avoidance of these terms.

Any Dispute shall be referred to and finally resolved by arbitration under the rules of arbitration of the LCIA (the “LCIA Rules”), which rules are deemed to be incorporated herein. The seat (or legal place) of arbitration shall be London, England. The language of the arbitration shall be English.

The tribunal (the “Tribunal”) shall consist of three (3) arbitrators, one to be nominated by the Party (or Parties) requesting arbitration (the “Claimant”) and one by the Party (or Parties) named as respondent by the Claimant (the “Respondent”), within fourteen (14) days of the Claimant’s nomination. The third shall be nominated by agreement between the two arbitrators nominated by the Parties. If the two arbitrators so appointed fail to agree on the nomination of the third arbitrator within ten (10) days of the nomination of the Respondent’s arbitrator, or if either the Claimant or the Respondent fails to nominate its own arbitrator, the LCIA Court shall make such appointment only. The inclusion of such nomination mechanism shall not exclude the powers of the LCIA Court under Article 9 of the LCIA Rules. Article 13.1 of the LCIA Rules shall be disapplied to the extent that each Party may communicate (without copy to any other party) with its nominated arbitrator regarding the nomination of the chairman only, up until such time as agreement is reached on the nomination of the chairman.

Any award shall be final and binding on the Parties and may be confirmed in, and judgment upon the award entered by, any court having jurisdiction. The Parties hereby waive any reference to the courts under Sections 45 and 69 of the Arbitration Act 1996.

The Tribunal shall render a final award in any arbitration within six months of the appointment of the Tribunal by the LCIA Court. This time limit may only be extended with the consent of the Parties or by the Tribunal for good cause shown, provided, that no award shall be invalid even if it is not rendered within the time period herein specified, or not rendered within any extended period. At the earliest opportunity, the Tribunal shall, in consultation with the Parties, set out a procedural timetable for the service of pleadings and evidence. Any pleading or evidence served otherwise than in compliance with such timetable will be struck out by the Tribunal, unless the submitting party shows good cause for the deviation and has been granted an appropriate extension by the Tribunal (ahead of the expiration of the relevant deadline), bearing in mind the effect such extension will or may have on the case timetable.

The Parties agree that there will be a presumption that there will be no disclosure or discovery of documents, save for the documents that each party intends to rely upon. To the extent that the Tribunal considers that it may be appropriate to order any document production beyond this, it will be guided by the IBA Rules of the Taking of Evidence in International Commercial Arbitration in doing so.

The Parties agree that, if any provision of this Agreement is not performed in accordance with its terms, irreparable damage may occur and, notwithstanding clause 39, the Party affected thereby shall be entitled to apply to the courts of England and Wales for an interim injunction to prevent such breach, or continuing breach, of this Agreement and/or specific performance of the provisions hereof, in addition to any other remedy available under English law, including those prescribed by section 44 of the Arbitration Act 1996. The Parties agree that any application to the courts of England and Wales made hereunder shall be one of urgency, and legal proceedings may be immediately commenced in the English courts, notwithstanding that the arbitration procedure prescribed in clause 39 has not yet been initiated. Any injunction or order so issued shall be enforceable in any court having jurisdiction over any Party.

Section 17. Notice. Notice under this Agreement shall be given (via hand delivery or facsimile) as follows:

If to the Partnership:

2 Queen’s Cross

Aberdeen, Aberdeenshire

AB15 4YB United Kingdom

Attn: Arild Vik

Fax: +44 (0) 1224 624891

If to KNOT UK:

2 Queen’s Cross

Aberdeen, Aberdeenshire

AB15 4YB United Kingdom

Attn: Arild Vik

Fax: +44 (0) 1224 624891

If to Subcontractors:

KNUTSEN OAS (UK) LIMITED

2 Queen’s Cross

Aberdeen AB15 4YB

Scotland

Attn: Harald Urheim

Fax: +44 (0) 1224 624891

KNUTSEN OAS SHIPPING AS

Smedasundet 40

5529 Haugesund

Norway

Attn: Geir Tore Henriksen

Fax: +47 52704040

Section 18. Variation. Any variation to this Agreement shall not be effective unless it is made in signed writing. The Partnership and KNOT UK may agree to vary this Agreement, apart from by varying the provisions of Section 4 or by adding any new provision that imposes additional obligations on the Subcontractors, and the amended Agreement shall be binding upon the Subcontractors. Any variation to Section 4 or any variation that imposes additional obligations on the Subcontractors shall be made in writing and signed by all of the Parties.

Section 19. Waiver. The failure of either Party to enforce any term of this Agreement shall not act as a waiver. Any waiver must be specifically stated as such in writing.

Section 20. Successors and Assigns. No Party shall be permitted to assign or otherwise dispose of the benefit of this Agreement without the prior written consent of the other Parties. This Agreement shall be binding upon and inure to the benefit of the Parties’ successors and assigns.

Section 21. Third Parties. Save as expressly provided by this Agreement, a person who is not a party to this Agreement shall have no right to enforce or to receive the benefit of this Agreement under the Contracts (Rights of Third Parties) Act 1999. Notwithstanding the foregoing, the Parties may terminate, rescind or agree any variation, waiver or settlement under this Agreement without the consent of any other person.

Section 22. Counterparts. This Agreement may be executed in one or more counterparts, each of which is an original and which shall together form one and the same instrument.

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IN WITNESS WHEREOF the Parties have executed this Agreement by their duly authorized signatories with effect on the date first above written.

KNOT OFFSHORE PARTNERS LP

By:	/S/ ARILD VIK
Name:	Arild Vik
Title:	Chief Executive Officer and Chief Financial Officer

KNOT OFFSHORE PARTNERS UK LLC

By:	/S/ ARILD VIK
Name:	Arild Vik
Title:	Chief Executive Officer and Chief Financial Officer

KNUTSEN OAS (UK) LIMITED

By:	/S/ TRYGVE SEGLEM
Name:	Trygve Seglem
Title:	Chairman

KNUTSEN OAS SHIPPING AS

By:	/S/ TRYGVE SEGLEM
Name:	Trygve Seglem
Title:	Chairman

SIGNATURE PAGE TO

ADMINISTRATIVE SERVICES AGREEMENT

SCHEDULE A

ADMINISTRATIVE SERVICES

KNOT UK shall provide, or subcontract for the provision of, such of the following administrative support services (the “Administrative Services”) to the Partnership, as the Board may from time to time request and direct KNOT UK to provide pursuant to this Agreement:

(a) Assist with the commercial management of the Partnership and the execution of the Partnership’s business strategies, provided, that nothing herein shall permit or authorize KNOT UK to make any strategic decisions for or on behalf of the Partnership;

(b) Keep and maintain at all times books, records and accounts that shall contain particulars of receipts and disbursements relating to the assets and liabilities of the Partnership and such books, records and accounts shall be kept pursuant to normal commercial practices that will permit the Partnership to prepare or cause to be prepared financial statements in accordance with U.S. generally accepted accounting principles and in each case shall also be in accordance with those financial statements required to be kept by the Partnership under applicable federal securities laws and regulations in the United States and as the Partnership is required to keep and file under applicable foreign taxing regulations and the U.S. Internal Revenue Code of 1986, as amended, and the regulations applicable with respect thereto, all as amended from time to time;

(c) Prepare all such returns, filings and documents, for review and approval by the Partnership as may be required under the Limited Partnership Agreement, as well as such other returns, filings, documents and instruments as may from time to time be requested or instructed by the Partnership; and file such documents, as applicable, as directed by the Partnership with the relevant authority;

(d) Provide, or arrange for the provision of, advisory services to the Partnership with respect to the Partnership’s obligations under applicable securities laws and regulations in the United States and assist the Partnership in arranging for compliance with continuous disclosure obligations under applicable securities laws and regulations and the rules and regulations of the New York Stock Exchange and any other securities exchange upon which the Partnership’s securities are listed, including the preparation for review, approval and filing by the Partnership of reports and other documents with all applicable regulatory authorities, provided, that nothing herein shall permit or authorize KNOT UK to act for or on behalf of the Partnership in its relationship with regulatory authorities, except to the extent that specific authorization may from time to time be given by the Partnership;

(e) Provide, or arrange for the provision of, advisory, clerical and investor relations services to assist and support the Partnership in its communications with its Unitholders, including in connection with disclosures that may be required for regulatory compliance to its Unitholders and the wider financial markets, as the Partnership may from time to time request or direct, provided, that nothing herein shall permit or authorize KNOT UK to determine the content of any such communications by the Partnership to its Unitholders and the wider financial markets;

(f) At the request and under the direction of the Partnership, handle, or arrange for the handling of, all administrative and clerical matters in respect of (i) the call and arrangement of all meetings of the Unitholders pursuant to the Limited Partnership Agreement, (ii) the preparation of all materials (including notices of meetings and information circulars) in respect thereof and (iii) the submission of all such materials to the Partnership in sufficient time prior to the dates upon which they must be mailed, filed or otherwise relied upon so that the Partnership has full opportunity to review, approve, execute and return them to KNOT UK for filing or mailing or other disposition as the Partnership may require or direct;

(g) Provide, or arrange for the provision of, or secure sufficient and necessary office space, equipment and personnel including all accounting, clerical, secretarial, corporate, administrative and information technology services as may be reasonably necessary for the performance of the Partnership’s business;

(h) Arrange for the provision of such audit, accounting, legal, insurance and other professional services as are reasonably required by the Partnership from time to time in connection with the discharge of its responsibilities under the Limited Partnership Agreement, to the extent such advice and analysis can be reasonably provided or arranged by KNOT UK, provided, that nothing herein shall permit KNOT UK to select the auditor of the Partnership, which shall be selected in accordance with the provisions for the appointment of the auditor pursuant to the Limited Partnership Agreement or as otherwise be required by law governing the Partnership, or to communicate with the auditor other than in the ordinary course of making such books and records available for review as the auditors may require and to respond to queries from the auditors with respect to the accounts and statements prepared by, or arranged by, KNOT UK, and in particular KNOT UK will not have any of the authorities, rights or responsibilities of the audit committee of the Board, but shall provide, or arrange for the provision of, information to such committee as may from time to time be required or requested, and provided further, that nothing herein shall entitle KNOT UK to retain legal counsel for the Partnership unless such selection is specifically approved by the Board;

(i) Provide, or arrange for the provision of, such assistance and support as the Partnership may from time to time request in connection with any new or existing financing for the Partnership, such assistance and support to be provided in accordance with the direction, and under the supervision, of the Board;

(j) Provide, or arrange for the provision of, such administrative and clerical services as may be required by the Partnership to support and assist the Partnership in considering any future acquisitions or divestments of assets of the Partnership and for the integration of any businesses or assets acquired by the Partnership, all in accordance with the direction and under the supervision of the Board;

(k) Provide, or arrange for the provision of, such support and assistance to the Partnership as the Partnership may from time to time request in connection with any future offerings of equity or debt securities that the Partnership may at any time determine is desirable for the Partnership, all under the direction and supervision of the Board;

(l) Provide, or arrange for the provision of, at the request and under the direction of the Board, such communications to the transfer agent for the Partnership as may be necessary or desirable;

(m) Prepare and provide, or arrange for the preparation and provision of, regular cash reports and other accounting information for review by the Partnership, so as to permit and enable the Board to make all determinations of financial matters required to be made pursuant to the Limited Partnership Agreement, including the determination of amounts available for distribution by the Partnership to its Unitholders, and to assist the Partnership in making arrangements with the transfer agent for the Partnership for the payment of distributions to the Unitholders in accordance with the Limited Partnership Agreement;

(n) Provide, or arrange for the provision of, such assistance to the Partnership as the Board may request or direct with respect to the performance of the obligations to the Unitholders under the Limited Partnership Agreement and to provide monitoring of various obligations and rights under agreements entered into by the Partnership and provide advance reports on a timely basis to the Partnership advising of steps, procedures and compliance issues under such agreements, so as to enable the Partnership to make all such decisions as would be necessary or desirable thereunder;

(o) Provide, or arrange for the provision of, such additional administrative and clerical services pertaining to the Partnership, the assets and liabilities of the Partnership and the Unitholders and matters incidental thereto as may be reasonably requested by the Board from time to time;

(p) Negotiate and arrange, at the request and under the direction of the Board, for interest rate swap agreements, foreign currency contracts, forward exchange contracts and any other hedging arrangements;

(q) Provide, or arrange for the provision of, IT services;

(r) Maintain, or arrange for the maintenance of, the Partnership’s and the Partnership’s subsidiaries’ existence and good standing in necessary jurisdictions;

(s) Monitor and maintain compliance with loan and credit terms with lenders;

(t) Provide, or arrange for the provision of, at the request and under the direction of the Board, cash management and services, including assistance with preparation of budgets, overseeing banking services and bank accounts and arranging for the deposit of funds; and

(u) Monitor the performance of investment managers.

SCHEDULE B

INITIAL MANAGERS PROVIDING MANAGEMENT SERVICES

Name	Position With KNOT UK	Services to be Provided to the Partnership
Arild Vik	Chief Executive Officer and Chief Financial Officer	Principal Executive Officer and Principal Financial and Accounting Officer

B-1